Sub-Item 77D - Policies with respect to security investments

Effective December 30, 2016, Old Westbury Large Cap Core Fund changed its name to Old Westbury All Cap Core Fund.

The following replaced the Fund's investment strategy:

The Fund pursues its investment goal by investing in a diversified portfolio of equity and equity related securities of any market capitalization.
The Fund has no restrictions as to the size of the companies in which it invests. The Fund may invest in what generally are considered small-cap stocks, mid-cap stocks and large-cap stocks. The
Fund may focus its investments in one of those categories, two of them or all of them, and may change the allocation of its investments at any time.

The Fund invests in a portfolio of securities the Adviser believes has the potential for long-term capital appreciation. The Fund invests primarily in securities listed on securities exchanges or actively traded in over-the-counter markets. The securities may be listed or traded in the form of American Depositary Receipts ("ADRs"), Global
Depositary Receipts ("GDRs"), or other types of depositary receipts (including non-voting depositary receipts) or dual listed securities.
The foreign securities in which the Fund may invest may be issued by issuers located in emerging market or developing market countries.
The Fund also may invest in exchange-traded funds
("ETFs") and a variety of derivatives, including futures, options and other derivative instruments, to increase or to hedge, or protect, its exposure to, for example, movements in the securities markets.

The following was added to the Old Westbury Large Cap
Strategies Fund's investment strategy:

The Fund may employ a managed volatility equities strategy. Under such strategy, the Adviser seeks to achieve a low volatility portfolio by using a proprietary quantitative process that measures equity securities' attractiveness by considering and weighting multiple factors relating to the market valuation, corporate management competence and security-specific components of an issuer.
Under the managed volatility equities strategy, the Fund may invest in U.S. and non-U.S. equity securities with a minimum market capitalization of $1.0 billion.

Effective December 30, 2016, Old Westbury Small & Mid Cap Fund changed its name to Old Westbury Small & Mid Cap Strategies
Fund.

The following was added to the Fund's investment strategy:

The Fund may employ a managed volatility equities strategy. Under such strategy, the Adviser seeks to achieve a low volatility portfolio by using a proprietary quantitative process that measures equity securities' attractiveness by considering and weighting multiple factors relating to the market valuation, corporate management competence and security-specific components of an issuer.
Under the managed volatility equities strategy, the Fund may invest in U.S. and non-U.S. equity securities with a minimum market capitalization of $1.0 billion.